Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL MEDICAL REIT INC. ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

Bethesda, MD – August 14, 2017 – Global Medical REIT Inc. (NYSE: GMRE) (the “Company”), a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share, today announced that Robert Kiernan will join the Company as its Chief Financial Officer and Treasurer, effective August 23, 2017. Mr. Kiernan will oversee corporate finance, accounting, and capital and financing strategies for the Company and will report to CEO David Young. Mr. Kiernan will succeed Donald McClure, who is pursuing other opportunities.

Prior to joining the Company, Mr. Kiernan, age 51, served as the Senior Vice President, Controller and Chief Accounting Officer of FBR & Co. (“FBR”) commencing in October 2007. Prior to joining FBR, Mr. Kiernan served as the Senior Vice President, Controller and Chief Accounting Officer of Arlington Asset Investment Corp. (“Arlington Asset”) commencing in April 2003. Prior to joining Arlington Asset, Mr. Kiernan was a senior manager in the assurance practice at Ernst & Young.

Jeffrey Busch, Chairman of the Board of Directors for Global Medical REIT, stated, “I want to thank Don for all his hard work in helping us get Global Medical REIT off the ground and we wish him well in his future pursuits. We are very excited to have Bob join the Company as we look forward to the next stages of our evolution. Our first year as a public company has been one of rapid growth and we believe ample opportunity to continue that growth remains.”

About Global Medical REIT Inc.

Global Medical REIT Inc. is a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share. The Company’s strategy is to produce increasing, reliable rental revenue by expanding its portfolio, and leasing its healthcare facilities to market-leading operators under long-term triple-net leases. The Company’s management team has significant healthcare, real estate and public real estate investment trust, or REIT, experience and has long-established relationships with a wide range of healthcare providers. The Company intends to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2016.

COMPANY CONTACT:	INVESTOR RELATIONS:

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Global Medical REIT Inc.	The Equity Group Inc.
Danica Holley	Jeremy Hellman
Chief Operating Officer	Senior Associate
(202) 524-6854 / danicah@globalmedicalreit.com	(212) 836-9626 / jhellman@equityny.com

Adam Prior
Senior Vice-President
(212) 836-9606 / aprior@equityny.com